Exhibit 10.2

March 22, 2019

David P. Buckley

814 East Main Street

Richmond, Virginia 23219

Dear Dave,

On behalf of Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), I am pleased to present you with this letter agreement (this “Agreement”) in connection with your planned retirement from the Company.

As you previously communicated to us, on April 15, 2019 (the “Separation Date”), you will resign from your position as Executive Vice President and Chief Legal Officer of the Company, as well as all of the offices, directorships, appointments, and other positions you hold with the Company and all of its parents, subsidiaries, and affiliates. You will continue to receive (or have received) your salary, benefits, and other regular compensation until the Separation Date. You will receive your final paycheck in the amount of $19,523 plus benefits on April 15, 2019. You acknowledge that, as of the date you sign this Agreement, you have been paid all compensation owed (other than your final paycheck if you have not yet received it).

Additionally, if you sign and do not revoke this Agreement within the time period set forth below, the Company will provide or cause to be provided the following benefits to you: (1) a lump sum payment of $500,000, less applicable taxes and withholdings, which will be paid to you within sixty (60) days following the Separation Date; and (2) all of the shares of Restricted Stock granted to you by the Company, which are outstanding and unvested as of immediately prior to the Separation Date, will become fully vested as of the Separation Date. You acknowledge that your entitlement to receive these benefits (the “Additional Benefits”) is subject to your execution and non-revocation of this Agreement within the time period set forth below, and that you are not entitled to the Additional Benefits absent your execution and non-revocation of this Agreement. You acknowledge that once you have received the Additional Benefits, you are not entitled to and will not seek any additional compensation for your service as an employee of the Company.

In exchange for the Additional Benefits, you agree, on behalf of yourself and all others who could assert a claim on your behalf, to release the Company and all of its parents, subsidiaries, affiliates, and employees, from any and all claims, whether known or unknown, arising out of or in connection with any event occurring or existing on or before the date you sign this Agreement, including claims under federal, state, or local law, and including claims under the Age Discrimination in Employment Act (“ADEA”). You also agree to assist the Company with transition of your responsibilities and to comply with other reasonable post-employment requests. This Agreement does not, however, prohibit you from engaging in activities that may not be prohibited by private agreement, such as filing a charge with the U.S. Equal Employment Opportunity Commission or similar agency (but you may not recover remuneration for filing such a charge) or reporting possible violations of law to a governmental agency or self-regulatory organization as a whistleblower or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award). In addition, nothing in this Agreement shall be construed as a waiver of any right you may have to indemnification under the charter or bylaws of the Company or any coverage provided by the Company’s Directors and Officers insurance.

You further agree that for two (2) years after the Separation Date, you will not serve on a board of directors (or similar governing body) of a lodging-oriented real estate investment company that competes with the Company in the United States of America, where your service to such body does not involve practicing law. For the avoidance of doubt, nothing in the prior sentence is intended to restrict you from practicing law.

Pursuant to the ADEA, you acknowledge and understand that you (1) have read and understand this Agreement and sign it voluntarily and without coercion; (2) are being advised to consult an attorney prior to signing this Agreement and have had a full opportunity to do so; (3) have twenty-one (21) calendar days from the date you received this Agreement to consider, sign, and return the Agreement to Bryan Peery, and if you sign before the end of the twenty-one (21) day period, you have done so voluntarily; and (4) have seven (7) calendar days after signing this Agreement to revoke it by providing written notice of revocation to Bryan Peery no later than 11:59 p.m. on the seventh calendar day after you signed this Agreement. You further understand that if you revoke this Agreement, it is null and void and of no force or effect on either you or the Company. This Agreement is not effective or enforceable until after the seven (7) day period expires without revocation.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia. It may be executed in counterparts, and electronic signatures will suffice as original signatures. This Agreement (together with your resignation letter and the award agreements applicable to any vested or unvested equity awards) is the entire agreement between you and the Company as to its subject matter.

Dave, I thank you for your service and dedication to the Company and wish you the best in your retirement.

Sincerely,

/s/ Bryan Peery

__________________________________

Bryan Peery

Accepted and Agreed

/s/ David P. Buckley

__________________________________

David P. Buckley

March 22, 2019